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                                                                   EXHIBIT 6.1
                             CITY DETENTION FACILITY
                       OPERATIONS AND MANAGEMENT AGREEMENT
                         (Corrections Services, Inc. and
                              the City of Alhambra)


         THIS AGREEMENT is dated as of March 28, 1997, by and between the City of Alhambra, California, a municipal corporation ("City") and Corrections Services, Inc., a California corporation ("Operator").

                                    RECITALS

         WHEREAS, City owns existing jail and detention facilities which will, after remodeling, house and care for non-high-risk prisoners; and

         WHEREAS, City and Operator desire to enter into an agreement whereby Operator will provide the operation, management and supervision of a detention facility located in City's existing jail and detention facilities in accordance with the laws, rules, regulations, and procedures of the State of California; and

         WHEREAS, City and Operator are authorized to enter into this Agreement under applicable law;

         NOW, THEREFORE, in consideration of performance by the parties of the covenants and conditions herein contained, the parties hereto agree as follows:

1.       Definitions

         A. "ACA" shall mean the American Correctional Association or its designated successor whose headquarters are presently at 4321 Harwick Road, College Park, Maryland 20740.

         B. "ACA Standards" shall mean the Standards For Adult Local Detention Facilities (Second Edition, April 1981, as heretofore supplemented and as same may be modified, amended, supplemented, or supplanted in the future) published by ACA.

         C. "Assigning Agency" shall mean any federal, state or local agency which may lawfully assign an Inmate to the Detention Facility and which has executed an Intergovernmental Service Agreement.

         D. "Board" shall mean the State of California Board of Corrections.


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         E. "Certification Date" shall mean the date upon which the Detention
Facility is certified by the Board to receive Inmates.

         F. "Chief of Police" shall mean the Chief of Police of City.

         G. "City's Facility Representative" shall mean the person who is the Official liaison between City and Operator on all matters pertaining to the operation and management of the Detention Facility.

         H. "Custody Criteria" shall mean those criteria used to determine an Inmate's Custody Level and shall normally include, to the extent known to the Operator, the Inmate's offense history, present offense, escape history, history of violence, drug use or addiction, alcohol use or addiction, psychological status, and present behavior.

         I. "Custody Level" shall normally mean a custody designation of ether Minimum Custody or Medium Custody which describes appropriate and adequate supervision and housing assignments commensurate with the on-going needs and requirements of the Inmate during his incarceration and is based on the Custody Criteria.

         J. "Day" shall mean a twenty-four (24) hour time period beginning with twelve o'clock midnight and ending twenty-four hours later.

         K. "Detention Facility" shall mean the facility located in the Police Department Building, which shall house non-high-risk Inmates in accordance with the applicable Minimum Standards.

         L. "Department" shall mean the State of California Department of Corrections.

         M. "Employee" shall mean every person in the service of Operator under any appointment or contract of hire or apprenticeship, express or implied, oral or written, whether lawfully or unlawfully employed.

         N. "Facility Revenue" shall mean all income or other receipts as described in Section 10, Facility Revenue, which shall be received directly by City or delivered by Operator to City.

         0. "Fiscal Year" shall mean City's fiscal year commencing on July 1, and ending as of June 30, of each year.

         P. "For Cause" shall mean a material failure by either party to meet the provisions of this Agreement or the failure of Operator to meet the applicable Minimum Standards when such failure to meet the applicable Minimum Standards affects the Operation of the Detention Facility.

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         Q. "Force Majeure" shall mean the failure of performance of any of the terms and conditions of this Agreement resulting from acts of God.

         R. "Inmate" shall mean any Non-High-Risk male or female arrestee who is to be lawfully held at the Detention Facility by City or pursuant to an Intergovernmental Service Agreement and who is classified as Minimum Custody or Medium Custody.

         S. "Intergovernmental Service Agreement" shall mean an agreement between City and any Assigning Agency whereby City and the Assigning Agency agree to the terms and conditions whereby the Assigning Agency's Inmates shall be booked and held in custody at the Detention Facility.

         T. "Medium Custody" shall mean that Custody Level appropriate to an Inmate who is classified as eligible to be assigned to the Detention Facility but who is not eligible to be assigned to the least secure housing in the Detention Facility and may not work outside of the Detention Facility's area.

         U. "Minimum Custody" shall mean that Custody Level appropriate to an Inmate who is classified as eligible to be assigned to the Detention Facility and is eligible to be assigned to the least secure housing in the Detention Facility, but may not work outside of the Detention Facility's area.

         V. "Minimum Standards" shall mean the applicable federal, state, and City requirements, laws, and statutes, applicable court orders, Board standards (including but not limited to Title 15 of the California Code of Regulations), Los Angeles County Health Department Rules and Regulations and ACA standards, whether now in effect or hereafter effected or implemented, as applicable to the Detention Facility, except as waived by City or State. Where a conflict exists between Federal and State requirements, laws, statutes, and applicable court orders, the Board's Standards shall apply.

         W. "Perishables" shall mean those items that are easily destroyed or spoiled.

         X. "Police Department Building" shall mean the Alhambra Police Department budding located at 211 South First Street, Alhambra, California, which also houses the DETENTION Facility.

         Y. "Service Commencement Date" shall mean the date upon which the Operator commences the provision of operational and management services for the Detention Facility.

2.       Purpose

         A. PURPOSE. The purpose of this Agreement is to establish the terms and conditions under which Operator will operate and maintain the Detention Facility.

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         B. NATURE OF OPERATIONS. Operator shall operate, manage, supervise, and maintain the Detention Facility for City in order to properly receive, detain, and care for all Inmates who may be booked in the Detention Facility.

3.       Grant of Operating Fights

         City hereby grants to Operator the sole and exclusive right to operate the Detention Facility for the term hereof, and Operator agrees to provide all labor, equipment, and materials necessary to operate the Detention Facility for the term hereof and pursuant to the terms and conditions herein specified.

4.       Term of the Agreement

         A. INITIAL TERM. This Agreement is effective on the date set forth in the initial paragraph of this Agreement. The initial term of this Agreement for the operation and management of the Detention Facility shall be for the period commencing on the Service Commencement Date and terminating on a date three (3) years thereafter, unless earlier terminated pursuant to the provisions of
Section 12, Default and Termination. The Service Commencement Date shall be not later than seven (7) calendar days following the Certification Date.

         B. RENEWAL OPTIONS. Following the initial three (3) year term, this Agreement may be renewed by agreement of the parties for two (2) additional one
(1) year terms.

         C. CANCELLATION. City may cancel this Agreement at any time as provided in Section 12, Default and Termination.

5.       Right of Entry

         A. CITY'S RIGHT OF ENTRY. Operator hereby agrees that representatives of City, as designated by the City Manager or the Chief of Police, shall, at all times, have the right to enter all area and facilities pertaining to the Detention Facility and inspect them to determine if they comply with each and every term and condition of this Agreement and with the applicable Minimum Standards. This right of entry shall extend to those parties with whom the City has entered into any Intergovernmental Agency Agreement for the supply of detainees to the City's jail facilities. Where practical, this right of entry shall be exercised with advance notice to Operator to avoid adverse impacts to security.

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         B. LOCKS AND KEYS. For each of the aforesaid purposes, City shall at all times receive from Operator and have the right to retain and use keys to all gate and fence locks upon and about the Detention Facility. City shall have the right to use such keys and any and all other means which City may reasonably deem proper to open any lock upon or about the Detention Facility in order to obtain entry in an emergency. Operator shall use City provided keys only and shall not duplicate any key or change any lock without the express written permission of the City.

         C. LIABILITY OF CITY. City shall have no liability to Operator for any exercise of City's rights under this Section 5, Right of Entry, except for (a) City's failure to exercise due care for Operator's property; (b) City's damage to facilities which Operator is otherwise required to maintain or repair under this Agreement; or (c) City's failure to exercise due care for the security, care, and custody of Inmates under Operator's supervision. Except as provided in this Section 5.C, Operator hereby waives any claims for damages for any injury or inconvenience to Operator or interfere with Operator's business, or any loss occasioned thereby.

6.       Operation of the Detention Facility

         A. GENERAL DUTIES AND OBLIGATIONS: STANDARDS. Operator shall provide the operation and management services necessary to operate, maintain, and manage the Detention Facility in compliance with the applicable Minimum Standards.

         B. JAIL MANUAL.. Operator shall develop a written comprehensive Jail Manual covering all aspects of operations including the procedures that wi11 be utilized to facilitate monitoring of the facility. The Manual shall be adequate to permit assumption of operations by City in die event of Operator's inability to perform its duties hereunder or of the termination of this Agreement for any reason. Operator shall submit the Manual to City's Facility Representative for approval thirty (30) calendar days prior to the Service Commencement Date. Upon receipt of the Manual, City's Facility Representative will notify Operator in writing, within ten (10) calendar days, of City's approval or required changes. Upon receipt of any required changes, Operator shall submit completed corrections to the Chief of Police, in writing, within five (5) calendar days. Once the Manual has received approval, any and all subsequent proposed additions, deletions, or modifications to such Manual must be approved in writing by the Chief of Police prior to implementation.

         C. SPECIFIED DUTIES AND OBLIGATIONS. Operator's duties and obligations shall be set. forth in detail in the Jail Manual. In general, these shall include, but are not limited to, the performance of the services set forth below in accordance with the applicable Minimum Standards:


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                  (1) INTAKE AND RELEASE PROCESSING. Operator shall provide
intake and release processing which shall include review of Inmate's documents, Inmate search as permitted by law, inventory and storage of Inmate's personal property and funds, entry of Inmate data into City's and Los Angeles County's booking systems, acceptance of Inmate custody, generation of intake and release documents and records, including all Us Angeles County Health Department and Board required forms and reports related to intake, photographing and fingerprinting of Inmate, initiation of inmate health and well-being screening, classification and housing assignment of Inmate, review of court release documents, return of Inmate personal property and funds, completion of internal release documentation and ascertainment of Inmate identification confirmation prior to release, transportation as described in Section 6.C.(6), Transportation, and any and all such other duties as may be required by applicable statute or rule.

                  (2) STAFFING. Operator shall staff and operate the Detention Facility in compliance with the applicable Minimum Standards.

                  (3) FOOD SERVICE. Operator shall provide food service for all Inmates in compliance with the applicable Minimum Standards.

                  (4) HEALTH SERVICES. Operator shall provide health services at the Detention Facility for all Inmates in compliance with the applicable Minimum Standards. Such health services include, but are not limited to, determining whether inmates require health services and arranging for treatment of inmates pursuant to the applicable Minimum Standards and the Jail Manual. Operator may refuse to accept custody of any Inmate who Operator determines, in good faith, to be in need of medical attention which Operator cannot provide at the detention facility.

                  (5) LAUNDRY AND INMATE CLOTHING. Operator shall provide Inmate laundry services and Inmate clothing in compliance with the applicable Minimum Standards.

                  (6) TRANSPORTATION. Operator shall provide transportation services for Inmates in the Detention Facility to arraignments, other court ordered appearances and Los Angeles Sheriffs Department jail facilities. Operator shall not be required to provide transportation services for the purpose of Inmate transfer to state facilities, in-state prisoner retrieval, or extradition.

                  (7) LEGAL. Operator shall provide the Detention Facility Inmates with ACCESS to their legal counsel in accordance with the applicable Minimum Standards, and to the extent, if any, required by the applicable Minimum Standards, access to a law library.

                  (8) VISITATION. Operator shall provide all furniture, equipment, and supervision necessary to implement a visitation program that meets the applicable Minimum Standards with respect to Inmate visitation.

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                  (9) ESSENTIALS. Operator shall provide all facility supplies, including hygiene items, clothing, office supplies, support items, and inmate quarters, including but not limited to mattresses, pillows, sheets, pillowcases, and blankets, necessary to meet the applicable Minimum Standards.

                  (10) SAFETY. Operator shall operate and maintain the Detention Facility in compliance with the applicable Minimum Standards relative to safety.

                  (11) SECURITY. Operator shall be responsible for providing security for all Inmates in accordance with the applicable Minimum Standards while they are inside the Detention Facility and when they are being transported by Operator. While any Inmate is in the custody of City, an Assigning Agency, the Sheriff, other custodial entity, or a bailiff, Operator shall not be responsible for providing security for such Inmate, and such security shall be the responsibility of such custodial entity or officer.

                  (12) DISCIPLINARY RULES AND REGULATIONS. Operator shall impose discipline through rules, regulations, and orders pursuant to a disciplinary system meeting the applicable Minimum Standards.

                  (13) RECORDS. Operator shall generate and maintain all Inmate records in accordance with established procedures of the applicable Judicial Council and the applicable Minimum Standards. Operator shall make available for examination by City all data and records with respect to matters covered by this Agreement and shall permit City to audit, examine and make excerpts or transcripts from such data and records, and to make audits of all invoices, materials, payrolls, personnel records and other data relating to all matters covered by the agreement. Operator shall maintain such data and records in an accessible location for a period of three (3) years after final payment under this Agreement. City shall receive a copy of all such records. All inmate records retained by Operator shall be confidential, unless required to be disclosed or reported by law. Operator shall consult with City prior to release of any inmate records, unless such release is mandated by law.

                  (14) VEHICLES MAINTENANCE AND INSURANCE. Operator shall be responsible for procuring, insuring, maintaining, and operating all Operator-owned vehicles. City shall insure and maintain City owned vehicles used by Operator. All Operator staff using any vehicle in connection with the services provided under this Agreement shall have a valid California Driver's License, which shall be available for inspection by City.

                  (15) UNIFORMS. Operator shall establish a policy prescribing a standard uniform for its corrections officers including shirts, pants, belts, jackets, and associated uniform articles of clothing that are normally and routinely issued to corrections officers. Operator shall provide such uniform items to the corrections officers either directly or through a uniform allowance.

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7.       Utilities and Maintenance

         A. SPECIFIED DUTIES AND OBLIGATIONS. The parties' respective duties and obligations with respect to utilities and maintenance are as set forth below.

                  (1) UTILITIES. City shall be responsible for the provision of all utilities except as provided in Section 7.A.(2).

                  (2) TELEPHONE SERVICES. City shall be responsible for the provision of and payment for all pay telephone services at the Detention Facility. City shall be responsible for the provision of and payment for in-house telephone services. Calls made by Operator and its employees which are personal or corporate in nature shall be placed through pay telephones or billed to personal or corporate credit cards and are the responsibility of Operator and/or its employees.

                  (3) MAINTENANCE. Operator shall maintain the physical structure of the Detention Facility and all tangible personal property contained therein, in accordance with the applicable Minimum Standards, including ordinary routine maintenance, and will in so doing, maintain, preserve and keep the Detention Facility in good repair, working order and condition, subject to normal wear and tear, and will, from time to time, make or cause to be made, all necessary and proper repairs, replacements and renewals, which shall thereupon become part of the Detention Facility. City shall, subject to the provisions of
Section 7.A.(5), Damage to Detention Facility, have responsibility for all maintenance, repairs, replacements and renewals related to Police Department Building systems located outside the Detention Facility (such as electrical supply, hot water heaters, sewers, etc.), and structural or defects of the Police Department Building which affect the Detention Facility.

                  (4) FIXTURES. Operator may from time to time after the Service Commencement Date, install machinery, equipment, and other personal property in the Detention Facility, which may be attached or affixed to the Detention Facility. All such equipment shall constitute fixtures and remain part of the Detention Facility and may not be removed from the Detention Facility unless replaced by a similar item within a reasonable time period. If City has approved such fixtures and their installation in writing, the, cost of the fixtures and their installation shall be borne by the City; if the City has not approved such fixtures and their installation in writing, the cost of the fixtures and their installation shall be at the sole cost and expense of Operator.

                  (5) DAMAGE TO DETENTION FACILITY. Promptly after the occurrence of any damage to or loss of the Police Department Building or the Detention Facility that materially affects the continued operation of the Police Department Building or the Detention Facility, the parties shall notify each other of such loss or damage and shall jointly A ASSESS the nature and extent of such damage or loss. As soon as practicable and desirable thereafter, the parties shall determine to rebuild, repair or restore such damage or loss or to terminate this

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Agreement as provided in Section 12.E, Termination for Damage. In the event operator and City shall determine to repair, rebuild or restore the Police Department Building or the Detention Facility, Operator and City shall mutually determine the allocation for payment of the costs of undertaking such repair, rebuilding or restoration. If City and Operator determine not to rebuild, repair or restore the Police Department Building or the Detention Facility, then this Agreement shall terminate with respect to the Detention Facility thirty (30) days after such determination. Neither party is under any obligation to rebuild, repair or restore the Detention Facility even though the City determines to rebuild, repair or restore the Police Department Building. Operator shall complete all damage reports required by the Minimum Standards, including those required by CPD.

8.       Employees

         A. BACKGROUND INVESTIGATION. ORIENTATION AND TRAINING. The Operator's duties and obligations with respect to background investigations, orientation and training are as set forth below:

                  (1) BACKGROUND INVESTIGATION. A background investigation and psychological evaluation shall be made by Operator of the jail manager, supervisor and all prospective employees prior to any prospective employee being hired by Operator for assignment to the Detention Facility, the results of which investigation shall be provided to City. Operator shall maintain on file for each employee two completed fingerprint charts, a photograph taken within the last six months, a criminal history, and immigration information (where applicable).

                  (2) ORIENTATION AND TRAINING. Operator shall provide an orientation program for all employees as well as initial and recurring training in compliance with the applicable Minimum Standards. Ali training shall be conducted as close to the Detention Facility as possible.

                  (3) COURT APPEARANCES. Operator shall pay all costs associated with court appearances made by Employees arising out of services provided under this Agreement.

9.       City's Responsibilities

         A. COOPERATION. City shall cooperate with the Operator In all matters of law enforcement, security and communication.

         B. TRAINING. City shall assist Operator in the initial orientation training of Operator's employees to operate the Detention Facility. All other training shall be the responsibility of the Operator.

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         C. INFORMATION. City's Police Department shall assist and cooperate with Operator in providing Information requested and needed by Operator in the screening of candidates for employment to the extent legally permitted. No liability shall attach to City for such assistance, however, and Operator agrees to fully indemnify and hold harmless City for providing such assistance.

         D. CITY POLICIES AND APPLICABLE COURT ORDERS. City shall provide Operator with copies of all City policies applicable to City's booking and custodial procedures and with any applicable court orders.

         E. UTILIZATION. City and Operator agree that it shall be to their mutual benefit and interest that the Detention Facility be fully utilized by maintaining the maximum Inmate population. To this end, and throughout the term of this Agreement, City agrees to use its best efforts, at no cost to Operator, but with the cooperation and assistance of Operator, to insure that such Inmate population is obtained from Assigning Agencies.

         F. PAYMENT. In consideration for all services provided and obligations undertaken by Operator pursuant to this Agreement, City shall pay to Operator on a monthly basis, within thirty (30) days of receipt of invoice, the following:

                  (1) Reimbursement of Operator's Direct Operating Costs for the month in the categories identified in Exhibit A to this Agreement, provided, however, that such Direct Operating Costs shall not exceed the Total Direct Operating Costs for each year identified in Exhibit A. By way of illustration, once City has reimbursed Operator for Direct Operating Costs equal to the Total Direct Operating Costs for year one of the Agreement, City shall not reimburse Operator for any additional costs incurred during that year.

                  (2) An administrative overhead fee. The monthly administrative overhead y fee shall be equal to 15% of the Total Direct Operating Cost for the year, as stated on Exhibit A to this Agreement, divided by twelve. The administrative overhead fee shall also include $3.00 per day per additional inmate over an average daily population of 26 in any given month.

         The Total Direct Operating Costs and the Administrative Overhead Fee for year 3 identified in Exhibit A to this Agreement shall be subject to a three percent (3%) COLA in each successive option year that this Agreement is renewed pursuant to paragraph 4.B. of this Agreement.

10.      Facility Revenue

         Facility Revenue is revenue due to or received by City or Operator from any source whatsoever which results from Detention Facility operations, including, without limitation, payments received for Inmate housing, detention, transportation and canteen services.

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Facility Revenue shall be the sole property of the City, regardless of whether it is paid to City or Operator.

         A. ACCOUNTING. On or before the sixth (6th) working day of each calendar month during the term of this Agreement, Operator shall calculate the amounts due to the City from whatever source as Facility Revenue for the preceding month and prepare and deliver to City a detailed report outlining the Facility Revenue due for the preceding month. This report shall BE in a form satisfactory to City and contain all detail necessary to permit City to monitor all revenue sources.

         B. BILLING AND COLLECTIONS. On or before the fourth (4th) working day of each month, the Operator shall bill each appropriate entity for all Facility Revenues which are then due to the City. If Operator receives any Facility Revenue, Operator shall transmit same to City, as all Facility Revenue is the sole property of the City.

         C. AUDIT. City shall have the right to examine all books, documents, and records maintained BY Operator related to the management of the Alhambra jail facility pursuant to this Agreement during normal business hours after reasonable notice. Operator shall retain all such records for a period of three (3) years after termination of this Agreement.

11.      Independent Contractor; Subcontracts

         A. INDEPENDENT CONTRACTOR. Operator is associated with City only for the Purposes and to the extent set forth in this Agreement, and with respect to the performance of the Operation and Management Services required by this Agreement, Operator is and shall be an independent contractor and, subject to the terms of the Agreement, shall have the sole right to supervise, manage, operate, control, and direct the performance of the details incident to its duties under this Agreement, subject to the applicable Minimum Standards. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal-agent or to otherwise create any liability whatsoever for either party with respect to the indebtedness, liabilities, and obligations of the other party. Operator shall be solely responsible for (and City shall have no obligation with respect to) payment of all Federal income, FICA, and other taxes owed or claimed to be owed by Operator, arising out of Operator's association with City pursuant to this Agreement, and Operator shall indemnify and hold City harmless from and against, and shall defend City against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses otherwise with respect to, any such taxes. City reserves the right, for good cause, to require Operator to exclude any employee of Operator from performing services on City's premises.

         B. SUBCONTRACTS. Operator may subcontract for the performance of any of its responsibilities provided that no subcontract, except for food services, requiring more than $5,000 in payments by Operator to any subcontractor in any twelve (12) month period may be entered into without the prior written approval of

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City's Facility Representative, which approval or disapproval shall be given within five (5) working days. No contractual relationship shall exist between City and any subcontractor and City shall accept no responsibility whatsoever for the conduct, actions, or omissions of any subcontractor selected by Operator. Operator shall be responsible for the management of the subcontractors in the performance of their work; it being understood that Operator's responsibilities hereunder shall be considered non-delegable.

12.      Default and Termination

         A. NOTICE OF DEFICIENCY. In the event City determines that Operator has failed to satisfactorily perform its contracted dudes and responsibilities in conformance to the specifications identified in this Agreement, City shall notify Operator of the specific nature of the deficiency. Upon receipt of such notice Operator will be allowed twenty (20) calendar days to cure the deficiency. If Operator determines it cannot cure the deficiency within the twenty (20) calendar day period, Operator must submit, in writing, a plan for curing the deficiency to City (which plan shall show in detail by what means Operator proposes to cure the deficiency). Upon receipt of any such plan City shall promptly review such plan and, at its discretion, which must be reasonable in the circumstances, may allow or not allow Operator to pursue such plan of cure. City agrees that it will not exercise its remedies hereunder with respect to contract default for so long as Operator diligently, conscientiously, and timely undertakes to cure the deficiency in accordance with the approved plan. If City does not allow Operator an extension of the cure period, the twenty (20) day time period shall be suspended during the period of time the Operator's request for an extension of THE cure period is pending before City.

         B. TERMINATION FOR DEFAULT. City may terminate Operator's operations and T services whenever City determines that Operator has failed to satisfactorily perform its contracted duties and responsibilities in conformance to the specifications identified in this Agreement, and is unable to remedy such failure in accordance with Section 12.A, Notice of Deficiency. Such termination shall be referred to herein as "Termination for Default" This Agreement may then be terminated by City upon service of a ten (10) day written notice to Operator.

                  (1) CITY'S COSTS. In the event of termination for default, City may procure, upon such terms and in such manner as City may deem appropriate, supplies or services similar to those terminated. Operator shall be liable to City for all reasonable administrative and legal costs incurred by City in terminating this Agreement and procuring such similar services.

                  (2) FURTHER RIGHTS. The rights and remedies of the parties provided in this Section 12.B shall not be exclusive and are in addition to any other rights and remedies provided by law or under this Agreement.

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                  (3) ERRONEOUS TERMINATION. If after Notice of Termination for
Default, it is determined by City or a court that Operator was not in default or that Operator's failure to perform or make progress in performance was due to causes beyond the control and without the error or negligence of Operator, the notice of termination shall be deemed to have been issued as a Termination for the Convenience of City and the rights ' rights and obligations of the parties shall be governed solely by Section 12.D, Termination for Convenience.

         C. TERMINATION FOR OPERATOR BANKRUPTCY. In the event of the filing of a petition of bankruptcy by or against Operator, City shall have the right to terminate this Agreement without penalty upon the same terms and conditions as a Termination for Default.

         D. TERMINATION FOR CONVENIENCE. City, by written notice of not less than one hundred twenty (120) days, may terminate this Agreement whenever, City shall determine, for any reason, that such termination is in the best interests of City. Such termination shall be referred to herein as "Termination for Convenience."

         E. TERMINATION FOR DAMAGE. Either party may terminate this Agreement AS provided in Section 7.A.(5), Damage to Detention Facility, by giving thirty (30) days notice of its intention not to rebuild, repair or restore the affected premises. Such termination shall be referred to herein as "Termination for Damage."

         F. PROCEDURES FOR TERMINATION. Upon delivery to Operator of a Notice of Termination specifying the nature of the termination under Sections 12.B, 12.C, 12.D, or 12.E, the extent to which performance of work under the Agreement is terminated, AND the date upon which such termination becomes effective, Operator shall:

                  (1) STOP WORK. Stop work under this Agreement on the date and to the extent specified in the Notice of Termination.

                  (2) CEASE ORDERS. Place no further orders for materials or services except as may be necessary for completion of such portion of the work under the Agreement as is not terminated.

                  (3) TERMINATE ORDERS. Terminate all orders to the extent that they relate to the performance of work terminated by the Notice of Termination.

                  (4) ASSIGN RIGHTS. Assign to City in the manner and to the extent directed by City's Facility Representative, all of the rights, title, and interest of Operator under the orders so terminated, in which cast City shall have the right, at its discretion, to settle or pay any or all claims arising out of the termination of such orders. City shall indemnify Operator against third party claims relating to any rights assigned to City, but City shall be deemed assigned any such third party claims and may enforce them against Operator directly or through offset against any interest or claims Operator may have against the City.

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                  (5) RESOLVE CLAIMS. With the approval or ratification of
City's Facility Representative, settle all outstanding liabilities and all claims arising out of such termination of orders, the cost of which would be reimbursable in whole or in part, in accordance with the provisions stated in this Agreement.

                  (6) TRANSFER TITLE. Transfer title to City (to the extent that title has not already been transferred) and deliver in the manner, at the times, and to the extent directed by City's Facility Representative, all files, and all computer software, data, manuals, or documentation, in any form, that relate to work terminated by the Notice of Termination.

                  (7) COMPLETE PERFORMANCE. Complete the Performance of such part of the work as shall not have been terminated by the Notice of Termination.

                  (8) TAKE NECESSARY ACTIONS. Take such action as may be necessary, or as City's Facility Representative may reasonably direct, for the protection and preservation of the property related to this Agreement which is in the possession of Operator and in which City has or may acquire an interest.

                  (9) NON-DELAY. Operator shall proceed immediately with the performance of the above obligations.

13.      Insurance

         A. INDEMNIFICATION AND HOLD HARMLESS. Operator agrees to defend, indemnify, protect and hold City and its agents, officers, employees, attorneys, volunteers and any parties with whom City has entered into an Intergovernmental Agency Agreement for the supply of detainees to the City's facilities harmless from and against any and all claims asserted or liability established for damages or injuries to any person or property, including injury to Operator's employees, agents or officers which arise from, or are connected with, or are caused or claimed to be caused by, the acts or omissions of Operator and its agents, officers or employees, in performing the work or services herein, and all expenses of investigating and defending against same; provided, however, that Operator's duty to indemnify and hold harmless shall not include any claims or liability arising from the established sole negligence or willful misconduct of City, its agents, officers, employees or any parties with whom City has entered into an Intergovernmental Agency Agreement for the supply of detainees to the City's facilities. Operator agrees to pay all reasonable attorney and court costs in determining said sole negligence or willful misconduct of City, its agents, officers, employees or any parties with whom City has entered into an Intergovernmental Agency Agreement for the supply of detainees to the City's facilities. If it is determined that City is solely at fault, City agrees to reimburse Operator for the costs incurred in determining that the City is solely at fault.

         B. CITY'S CHOICE OR COUNSEL. If the City is sued as a result of the alleged actions and conduct of the Operator, the City will have the right to select legal counsel of its own and expenses for such choice to defend the interests of the City, and the reasonable costs an legal counsel shall be paid by the Operator on a quarterly basis as work is being performed by the legal counsel in defending the City.

         C. LIABILITY INSURANCE. Operator shall procure a policy or policies of Comprehensive General Liability, Public Liability and Property Damage and Comprehensive Automobile Liability Insurance issued on an 'occurrence' basis and not on a 'claims made' basis. Such insurance shall protect Operator against loss, including injury or death resulting therefrom suffered or alleged to have been suffered b any person or persons, resulting y directly or indirectly from the performance or execution of this Agreement or any subcontract thereunder. Operator's insurer shall be an admitted carrier in the State of California with an A. M. Best's rating of "A" or better. Property damage insurance shall also protect Operator against loss from liability imposed by law for damage to any property caused directly or indirectly by the performance or execution of this Agreement of any subcontract thereunder which insurance shall also cover accidents arising out of the use and operation of automobiles and trucks. Liability insurance (subject to the normal terms, conditions, and exclusions of the Insurance Services Office (ISO) Commercial General Liability Policy Form) must cover:

                  (1) ASSUMPTION OF LIABILITY. Operator's assumption of all liability caused by or arising out of all aspects of the provision and operation of the Detention Facility.

                  (2) FORM, LIMITS. The policy or policies for the insurance identified above must be of a comprehensive form and on an "occurrence basis' with a minimum combined single limit of Three Million Dollars ($3,000,000) and include civil rights coverage as set forth in Section 13.F.(2), Civil Rights Coverage, with a limit no less than Three Million Dollars ($3,000,000).
Such policies must also include Comprehensive Automobile coverage.

         D. WORKERS' COMPENSATION INSURANCE. Operator shall obtain Workers' compensation insurance, including employer's liability coverage, with a minimum limit of One Million Dollars ($1,000,000) or the amount required by law, whichever is greater. If any work is sublet, Operator shall require the subcontractor to provide similar Worker's Compensation Insurance coverage, unless such subcontractor's employees are covered by Operator's insurance. Operator agrees to indemnify City for any damage resulting to it from any failure of either Operator or any subcontractor to take out or maintain such insurance.

         E. ENDORSEMENTS. All insurance policies shall contain a Waiver of Subrogation of rights against City. City, its officers, employees, attorneys, and volunteers shall be named as additional insureds on the policy(ies) as to comprehensive general liability, civil rights liability, and property damage coverages.

Endorsements shall be executed on City's appropriate standard forms entitled "Additional Insured Endorsement."

         F. CLAUSES. Each policy of insurance shall contain the following clauses:

                  (1) NOTICE. It is agreed that these policies shall not be canceled nor the coverage reduced until thirty (30) days after City's City Manager or City Manager's designee shall have received written notice of such cancellation or reduction. The notice shall be deemed effective on the date delivered to said City Manager as evidenced by a properly validated return receipt.

                  (2) CIVIL RIGHTS COVERAGE. Insurance provided by Operator under Section 13.C, Liability Insurance, must protect City against civil rights actions by Inmates involving "conditions of confinement" wherein declaratory and injunctive relief are sought and/or monetary damages are sought.

                  (3) SEPARATE APPLICATION. Subject to Operator's General Liability policy combined single limit, the insurance afforded applies separately to each insured, against whom claim is made, or suit is brought.

                  (4) PRIMARY INSURANCE. The insurance provided by Operator shall provide primary insurance to City to the exclusion of any other insurance or insurance program that City may carry with respect to claims and injuries arising out of activities of the contractor or otherwise insured hereunder.

         G. REASSESSMENT OF COVERAGE. At the end of each contract year City reserves the right to review insurance coverage requirements and to require increased insurance requirements depending upon assessment of the risk of exposure, Operator's past experience, and the availability and affordability of increased liability insurance coverage.

         H. DEDUCTIBLES AND SELF-INSURED RETENTION. Any deductibles or self-insured retention must be declared to and approved by City. At the option of City, either: the insurer shall reduce or eliminate such deductibles or self-insured retention as respects City, its officers, officials, employees and volunteers; or Operator shall procure a bond guaranteeing payment of losses and related investigations, claim administration and defense expenses.

         I. Certificates of Insurance and Cancellation.

                  (1) All insurance required by this Agreement shall be procured and maintained with financially sound insurance companies licensed to do business in the State of California and approved by City. Certificates of insurance and any insurance policies themselves shall contain a provision that City shall receive written notice at least thirty (30) days prior to the cancellation of any of the coverage provided under the policies.

                  (2) In the event that any insurance described herein or any portion thereof becomes commercially unavailable, Operator and City shall cooperate in efforts to obtain such replacement insurance as may be available and this Agreement shall be modified accordingly. In the event that adequate insurance becomes commercially unavailable, City or Operator may terminate this Agreement upon thirty (30) days prior written notice as a Termination for Default, and Operator shall comply with Section 12.F, Procedures for Termination.

         J. WAIVER OF DEFENSES. Neither City nor Operator shall waive, release, or otherwise forfeit any possible defense City or Operator may have regarding claims arising from or made in connection with, the operation of the Detention Facility by Operator without the written consent of the other party to this Agreement. City and Operator shall preserve all such available defenses and cooperate with each other to make such defenses available for each other's benefit to the maximum extent allowed by law. This provision shall include any defenses City may have regarding litigation, losses, and costs resulting from claims or litigation pending at the time this Agreement becomes effective or arising thereafter from occurrences prior to the effective date of this Agreement.

         K. INSURANCE NOT A WAIVER. City does not, and shall not, waive any rights against Operator which it may have by reason of the hold-harmless provisions of this Agreement because of the acceptance by City or the deposit with City by Operator, of any of the insurance policies described herein. The hold-harmless provisions of this Agreement shall apply to all damages and claims for damages of every kind suffered, or alleged to have been suffered, by reason of any of Operator's activities or any subcontractor's activities, regardless of whether or not the insurance policies required by this Agreement are determined to be applicable to any such damages or claims for damages.

14.      Operator's Corporate Obligations

         A. MAINTENANCE OF CORPORATE EXISTENCE AND BUSINESS. Operator shall, at all times, maintain its corporate existence and authority to transact business and good standing in its jurisdiction of incorporation and California. Operator shall maintain all licenses, permits, and franchises necessary for its businesses where the failure to so maintain might have a material adverse affect on Operator's ability to perform its obligations under this Agreement.

         B. NON-DISCRIMINATION. Operator shall not discriminate as to race, color, creed, religion, sex, marital status, national origin, ancestry, age, physical or mental handicap, medical condition, or sexual orientation, in the performance of its services and duties pursuant to this Agreement, and will comply with any rules and regulations of City relating thereto.

         C. TAXES LIENS AND ASSESSMENTS. Operator shall; (i) not create or suffer to be created any lien or charge upon the Detention Facility or any part thereof-, (H) pay or cause to be discharged, within sixty (60) days after the same shall come into force, any lien or charge upon the Detention Facility or any part thereof and all lawful claims or demand for labor, materials, supplies or other charges which, if unpaid, might be or become a lien upon the Police Department Building, the Detention Facility, or any part thereof; and (iii) pay all required utility charges, including 'service charges," incurred or imposed with respect to the Detention Facility.

         D. CITY'S FACILITY REPRESENTATIVE. The Chief of Police shall appoint a City's Facility Representative for the Detention Facility who shall work for and be paid by City. City's Facility Representative will be the official liaison between City and Operator on all matters pertaining to this Agreement and the services provided hereunder. City's Facility Representative may appoint another City employee as acting City's Facility Representative during his or her absence, and during such time the acting City's Facility Representative shall exercise all rights and perform all dudes of City's Facility Representative under this Agreement.

         E. RIGHT TO AUDIT. City shall, subject to limitations provided by law with respect to rights of privacy, have the right to examine all records of Operator related to the Detention Facility, including without limitation, all financial books and records, maintenance records, employee records, and Inmate records generated by Operator, its subcontractors or any other related parties in connection with performance of this Agreement. Operator shall make the same available for inspection by City or City's auditors at any time during normal business hours after reasonable notice during the term hereof and for a period of three (3) years thereafter.

         F. SELF-MONITORING. Operator shall develop and submit to City for approval, a detailed plan illustrating how Operator intends to monitor operations of the Detention Facility to cum compliance with this Agreement.

         G. MONITORING BY CITY. City may in its discretion, in coordination with City's Facility Representative, devise its own checklist or lists for monitoring the quality of Operator's performance with this Agreement and the applicable Minimum Standards and Alhambra Police Department Policies, and Operator shall cooperate fully with City and City's Facility Representative in obtaining the requisite information needed to complete such checklists and to assess the quality of Operator performance. Such monitoring by City shall not relieve Operator of any of its obligations under this Agreement.

15.      Representations and Warranties

         A. REPRESENTATIONS OF OPERATOR. Operator, to the best of Operator's knowledge at the time of executing this Agreement, represents and warrants to and for the benefit of City with the intent that City will rely thereon for purposes of entering into this Agreement, as follows:

                  (1) ORGANIZATION AND QUALIFICATION. Operator has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California with power and authority to own its properties and conduct its business as presently conducted and as proposed to be conducted pursuant to this Agreement.

                  (2) AUTHORIZATION. This Agreement has been duly authorized, executed, and delivered by Operator and, assuming due execution and delivery by City, constitutes a legal, valid, and binding agreement enforceable against Operator in accordance with its terms.

                  (3) NO VIOLATION OF AGREEMENTS, ARTICLES OF INCORPORATION OR BYLAWS. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, or result in a breach of any of the terms and provisions of, or constitute. a default under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, contract, governmental license or permit, or other agreement or instrument to which Operator is a party or by which its properties are bound, or any order, rule, or regulation of any court or any regulatory body, administrative agency, or other governmental body applicable to Operator or any of its properties, except any such conflict, breach, or default which would not materially and adversely affect Operator's ability to perform its obligations under this Agreement, and will not conflict with, or result in a breach of any of the terms and provisions of, or constitute a default under, the Articles of Incorporation (or other corresponding charter document) or Bylaws of Operator.

                  (4) NO DEFAULTS UNDER AGREEMENTS. Operator is not in default, nor is there any event in existence which, with notice or the passage of time or both, would constitute a default by Operator, under any indenture, mortgage, deed of trust, lease, loan agreement, license, security agreement, contract, governmental license or permit, or other agreement or instrument to which it is a party or by which any of its properties are bound and which default would materially and adversely affect Operator's ability to perform its obligations under this Agreement.

                  (5) COMPLIANCE WITH LAWS. Neither Operator nor its officers and directors purporting to act on behalf of Operator have been advised, and have no reason to believe, that Operator or such officers and directors have not been conducting business in compliance with all applicable laws, rules, and regulations of the jurisdictions in which Operator is conducting business including all safety laws and laws with respect to discrimination in hiring, promotion or pay of employees or other laws affecting employees generally, except where failure to be so in compliance would not materially and adversely affect Operator's ability to perform its obligations under this Agreement.

                  (6) NO LITIGATION. There is not now pending or, to the knowledge of Operator, threatened, any action, suit, or proceeding to which Operator is a party, before or by any court or governmental agency or body, which might result in any material adverse change in Operator's ability to perform its obligations under this Agreement, or any such action, suit, or proceeding related to environmental or civil rights matters; and no labor disturbance by the employees of Operator exists or is imminent which might be expected to materially and adversely affect Operator's ability to perform its obligations under this Agreement

                  (7) TAXES. Operator has filed all necessary federal, state, and foreign income and franchise tax returns and has paid all taxes as shown to be due thereon, and Operator has no knowledge of any tax deficiency which has been or might be asserted against Operator which would materially and adversely affect Operator's ability to perform its obligations under this Agreement.

                  (8) FINANCIAL STATEMENTS. Operator has delivered to City true and correct copies of its financial statements or other financial records which fairly present the current financial position of Operator.

                  (9) NO ADVERSE CHANGE. Since the date of Operator's most recent financial records provided to City, there has not been any material adverse change in Operator's business or condition, nor has there been any change in the assets or LIABILITIES or financial condition of Operator from that reflected in such financial records which is material to Operator's ability to perform its obligations under this Agreement.

                  (10) DISCLOSURE. There is no material fact which materially and adversely affects or in the future will (so far as Operator can now reasonably foresee) materially and adversely affect Operator's ability to perform its obligations under this Agreement which has not been accurately set forth in this Agreement or otherwise accurately disclosed in writing to City by Operator preceding the date hereof.

         B. REPRESENTATIONS OF CITY: City represents and warrants to and for the benefit of Operator with the intent that Operator will rely thereon for purposes of entering into this Agreement as follows:

                  (1) AUTHORIZATION: City has the requisite power to enter into this Operating Agreement and perform its obligations hereunder and by proper action has duly authorized the execution, delivery, and performance hereof.

                   (2) NO VIOLATION OF AGREEMENT. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof will not conflict with, or result in a breach of any of their terms and provisions, or constitute a default under any indenture, mortgage, deed of trust, lease, loan agreement, security agreement, contract, or other agreement or instrument to which City is a party or by which its properties are bound, or any order, rule or regulation or any court or any regulatory body, administrative agency or other governmental body applicable to Operator or any of its properties, except any such contract, breach, or default which would not materially and adversely affect City's ability to perform its obligations under this Agreement. '

                  (3) NO LITIGATION: There is not now pending, or to the knowledge of the City, threatened, any action, suit or proceeding to which City is a party, before or by any court or governmental agency or body, which might result in any material adverse change in City's ability to perform its obligations under this Agreement.

                  (4) DISCLOSURE: There is no material fact which materially and adversely affects or in the future will, (so far as City can now reasonably foresee) materially and adversely affect City's ability to perform its obligations under this Agreement or which might require changes in or additions to the Operation and Management Services that would increase the cost to Operator of providing such services, which has not been accurately set forth in this Agreement or otherwise accurately disclosed in writing to Operator by City prior to the date hereof.

16.      Conditions

         A. INSURANCE. As a condition precedent to the effectiveness of this Agreement, Operator shall provide, to City, endorsements of insurance, binders or other proof of insurance, acceptable to City in its sole discretion, evidencing all insurance coverage required by Section 13, Insurance.

         B. SERVICE AGREEMENT. The parties intend to concurrently enter into a service agreement, similar in form and substance to an Intergovernmental Service Agreement, setting forth the terms and conditions upon which City's inmates shall be booked and held in custody at the Detention Facility. THIS AGREEMENT SHALL BE VOID AND OF NO FORCE OR EFFECT UNLESS SUCH AGREEMENT IS CONCURRENTLY APPROVED AND SIGNED BY CITY AND OPERATOR

17.      Notices

         A. NOTICES. Any notices, bills, invoices, or reports required by this Agreement shall be deemed received on (a) the day of delivery if delivered by hand during Operator's regular business hours or by facsimile before or during Operator's regular business hours; or (b) on the third business day following deposit in the United States mail, postage prepaid, to the addresses heretofore set forth in the Agreement, or to such other addresses as the parties may, from time to time, designate in writing pursuant to the provisions of this section.

                  B.       CITY:

                           Chief of Police
                           Alhambra Police Department
                           211 South First Street
                           Alhambra, California 91801
                           Fax: (818) 284-5978

                  C.       OPERATOR:

                           Correctional System, Inc.
                           1666 Garnet Avenue, #1026
                           San Diego, California 92109
                           (619) 274-1028
                           (619) 274-1037

18.      Miscellaneous Provisions

         A. BINDING NATURE. This Agreement shall not be binding upon the parties until it is approved and executed by both parties. This Agreement after properly approved and executed by the parties, shall inure to the benefit of City and Operator and shall be binding upon City and Operator and their respective successors and assigns, subject to the limitations set forth in Section 18.D, Prohibition Against Assignment, and elsewhere in this Agreement.

         B. INVALIDITY AND SEVERABILITY. In the event that any provision shall be null and void, the validity of the remaining provisions of this Agreement shall not in any way be affected thereby.

         C. TERMINOLOGY AND DEFINITIONS: All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall. include the plural and the plural shall include the singular.

         D. PROHIBITION AGAINST ASSIGNMENT: It is hereby agreed by the parties that there will be no assignment or transfer of this Agreement or any interest in this Agreement without the written agreement of both parties.

         E. JURISDICTION. Any and all suits for any and every breach of this Agreement shall be instituted and maintained in any court of competent jurisdiction in the County of Los Angeles, State of California.

         F. ATTORNEY'S FEES. In the event that either party to this Agreement shall commence any legal action or proceeding to enforce or interpret the provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover its costs of suit, including reasonable attorney's fees and costs.

         G. LAW OF CALIFORNIA: This Agreement shall be governed by and construed, in accordance with the laws of the State of California.

         H. ENTIRE AGREEMENT: Except as provided in Section 16.B, Service Agreement, this Agreement incorporates all the agreements, covenants, and understanding between the parties hereto, concerning the subject matter hereof, and all. such covenants agreements and understanding have been merged into this written Agreement. No other prior agreement or understandings, verbal or otherwise, of the parties or their agents shall be valid or enforceable unless embodied in this Agreement.

         I. AMENDMENT: No changes to this Agreement shall be made except upon written agreement of both parties.

         J. HEADINGS: The headings used herein are for convenience of reference only and shall not constitute a part hereof or effect the construction or interpretation of this Agreement.

         K. WAIVER. No failure on the part of any party to exercise, and no delay in exercising, and no course of dealing with respect to any right hereunder shall operate as a waiver thereof-, nor shall. any single or partial exercise of any right hereunder preclude any other or further exercise thereof or in the exercise of any other right. The remedies provided in this Agreement are cumulative and non-exclusive of any remedies provided by law or in equity, except as expressly set forth herein.

         L. COUNTERPARTS. This Agreement may be executed in any number of, and by THE DIFFERENT part= hereto on, separate counterparts, each of which, when so executed, shall. be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and entered into this Agreement as of the date first set forth above.

CITY                                                 OPERATOR
CITY OF ALHAMBRA                                     CORRECTIONAL SYSTEMS, INC.



By PAUL TALBOT, Mayor                                By President

ATTEST:


By:
FRANCES A. MOORE, City Clerk                         By Vice-President

APPROVED AS TO FORM:


LELAND C. DOLLEY,

                                    EXHIBIT A


City of Alhambra Beds               Leased Beds               Total Inmates
         13                              13                         26



Staffing                                                         FTE             Rate             Year 1     Year 2      Year 3

Jail Administrator                                              1.00          $36,000            $36,000    $37,080     $38,192
Correctional Officers                                          10.00          $18,560           $185,600   $191,168    $196,903
                                                               -----          -------           --------   --------    --------
     Subtotal                                                  11.00          $54,560           $221,600   $228,248    $235,095

Benefits                                                                          20%            $44,320    $45,650     $47,019
                                                                                                 -------    -------     -------

Total Staffing                                                                                  $265,920   $273,898    $282,115

Food                                                                            $6.50            $61,685    $63,536     $65,442

Office Expenses                                                                                   $3,000     $3,100      $3,193

Liability Insurance                                        $400 times       Bed capacity         $10,400    $10,700     $11,021

Inmate Clothing, Supplies, Hygiene                                                                $1,000     $1,100      $1,133

Sick Call - Routine Health Care                                                                   $3,900     $4,000      $4,120
                                                                                                  ------     ------      ------

Total Direct Operating Costs                                                                    $345,905   $356,333    $367,023

Administrative Overhead Fee                                                                      $51,886    $53,450     $55,053

Total                                                                                           $397,791   $409,783    $422,077
                                                                                                ========   ========    ========


                         [REMAINDER OF DATA ILLEGIBLE]